Exhibit 99.1

For Immediate Release

Danka Announces Sale of Central and South American Business Units

– Transaction Completed with Toshiba for $10 million –

ST. PETERSBURG, FLORIDA (September 26, 2005) – Danka Business Systems PLC (NASDAQ: DANKY) today announced the sale of its subsidiaries operating in Central and South America to Toshiba America Business Solutions, Inc., (“TABS”) for $10 million in cash. The purchase price is subject to a $1 million holdback for a period of up to one year for potential contingencies. The transaction encompasses Danka’s operations in Puerto Rico, Mexico, Panama, Brazil, Venezuela, and Chile.

“The sale of these businesses builds on earlier dispositions and culminates our efforts to narrow the scope of the Americas Group to our largest and, historically, most profitable entity, the United States,” said Danka Chief Executive Officer Todd Mavis. “This development will simplify our management and compliance requirements, enabling us to further streamline operations and focus our time and resources on the significant opportunities related to our high-value Managed Print Services (MPS) strategy. We plan to continue exploring additional ways around the world to concentrate our efforts on MPS in high-opportunity areas.”

The six subsidiaries sold to Toshiba provide, within their respective territories, imaging systems (including copiers and multi-functional peripheral devices) as well as related services and supplies. Combined, the subsidiaries employ about 500 people and contributed revenue of $30.4 million and operating profit of $1.6 million in Danka’s fiscal year ended on March 31, 2005. The Central and South American Units’ cumulative balance sheets net assets were $21.6 million as of March 31, 2005. Danka expects to record an estimated non-cash loss on the sale of approximately $31 million in the quarter ended September 30, 2005, approximately two-thirds of which is attributed to the write-off of non-cash foreign currency cumulative translation adjustments for the Central and South American business units. Net proceeds from the sale will be used for working capital and reinvestment purposes.

“This transaction gives us a stronger direct presence in Latin America, which we believe provides tremendous market opportunities,” said TABS incoming President and CEO Rick Taylor. “We are pleased to have concluded this transaction with Danka, which remains one of our premier business partners.”

Danka Sells Latin American Operations

September 26, 2005

As part of its comprehensive reengineering and restructuring initiative, Danka has exited non-strategic operations in several parts of the world over the past few years, including Canada earlier in the prior quarter and Portugal and Russia during the fiscal year ended March 31, 2005.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

###

Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990 Danka London – Paul G. Dumond, 44-207-605-0154

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.